EXHIBIT 99.1

October 14, 2004

For Immediate Release

American Seafoods Announces

Pricing of 11.5% Senior Discount Notes

Seattle, WA—Thursday, October 14, 2004—American Seafoods today announced that ASG Consolidated LLC and ASG Finance, Inc. have entered into an agreement to sell $196 million principal amount at maturity of their 11.5% senior discount notes due 2011. Gross proceeds from the notes offering amount to approximately $125 million.

ASG Consolidated is the sole equity owner of American Seafoods Group LLC and has no assets or operations other than the ownership of all the equity interests of American Seafoods Group LLC and ASG Finance, Inc., the co-obligor under the notes. ASG Finance, Inc. was formed to facilitate the offering of the notes and has no assets or operations.

The net proceeds from the offering of the notes will be distributed to ASG Consolidated’s indirect parent and will be used to repurchase preferred equity interests and certain indebtedness of its indirect parent and to make a distribution to its ultimate equity owners.

The notes have not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The issuers have agreed that after the issuance of the notes they will file a registration statement relating to an exchange offer for the notes under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.